FOR TARGET MODERATE ALLOCATION FUND SHAREHOLDERS

— Your Proxy Vote Is Critical —

You will receive a very important package in a few days regarding a Special Shareholder Meeting scheduled for March 15, 2013. The package includes a proposal that affects the Target Moderate Allocation Fund and requires a shareholder vote. The package includes:

•	A proxy statement with a description of the proposal, along with a proxy card.

•	Several voting options that enable you to vote on the proposal quickly and easily.

PLEASE

•	Read the information carefully!

•	Vote your proxy immediately—doing so will enable us to hold the shareholder meeting on time and save the expense of additional solicitation costs if not enough shareholders vote.

The proxy statement is also available on the web at www.prudentialfunds.com/fundchanges. Please call our proxy solicitor, D.F. King & Company, Inc., at 1-800-431-9642 for any proxy-related questions.

Thank you in advance for your vote!